Exhibit 99.1

KKR Financial Holdings LLC Issues Conversion Right Termination Notice for Its

7.50% Convertible Senior Notes Due 2017

SAN FRANCISCO, CA, January 18, 2013—KKR Financial Holdings LLC (NYSE:KFN) (“KFN” or the “Company”) has issued a conversion rights termination notice (the “Termination Notice”) to holders of its 7.50% convertible senior notes due 2017 (the “Notes”).  As of January 18, 2013, $172.5 million in aggregate principal amount of the Notes was outstanding.

Under the indenture relating to the Notes (the “Indenture”), KFN is entitled to terminate the right to convert the Notes into its common shares, no par value (“Shares”), beginning January 15, 2013 if the closing sale price (as defined in the Indenture) of Shares has exceeded 150% of the conversion price relating to the Notes for at least 20 trading days in a period of 30 consecutive trading days. In order to terminate this right, KFN must issue a conversion rights termination notice at least 30 (and no more than 60) calendar days prior to the date on which the conversion right is to be terminated. As set forth in the Termination Notice, KFN has chosen February 17, 2013 (the “Conversion Rights Termination Date”) as the date on which the Notes will no longer be convertible into Shares.  Holders may exercise their conversion rights at any time on or prior to February 15, 2013 in accordance with the terms and instructions set forth in Section 8.02 of the Indenture.

Holders exercising their conversion rights on or before February 15, 2013 will receive cash, Shares or a combination thereof, at the discretion of the Company, in an amount equal to the conversion rate (“Conversion Rate”) plus a make-whole premium calculated in accordance with Sections 8.12 and 8.13 of the Indenture. At this time the Company expects to settle the principal amount of any converted Notes in cash with the remainder of the amount due upon conversion settled in Shares; however, the Company retains the right to elect an alternative settlement method in accordance with the terms of the Indenture.  The Company will notify all holders tendering Notes for conversion of the settlement method elected in respect to such Notes within two business days (as defined in the Indenture) of the date on which such holders deliver a conversion notice to the Company.

The Conversion Rate on the date hereof is equal to 141.8256 Shares for each $1,000 principal amount of Notes, plus an additional 9.2324 Shares per $1,000 principal amount to account for the make-whole premium.

Notes tendered for conversion shall be deemed paid in full and the Company will have no further obligation with respect to such Notes.  Beneficial holders of Notes may exercise their conversion rights pursuant to the Depository Trust Company’s book-entry conversion program. The Indenture was filed as Exhibits 4.1 and 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 15, 2010 and is available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any Notes or Shares, nor may there be any sale of Notes or Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority-owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  Additional information regarding KFN is available at http://www.kkr.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information available to the Company as of the date of this press release and actual results may differ. These forward-looking statements involve known and unknown risks, uncertainties and other factors beyond the Company’s control. Any forward-looking statements speak only as of the date of this press release and the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 28, 2012 and the risks described in Exhibit 99.2 to its Current Report on Form 8-K filed on January 11, 2013.

Investor Relations Contact:
Pam Testani
+1 (415) 315-6597
investor-relations@kkr.com

Media Contact:
Kristi Huller
+1 (212) 750-8300
media@kkr.com